Exhibit 99.1

Porch Group Reports Strong Fourth Quarter and Full Year
2020 Financial Results

Company Increases Full Year 2021 Revenue Guidance to $175 Million, Representing 140% Year-over-Year Growth

SEATTLE, WA, March 30, 2021 – Porch Group, Inc. (“Porch” or “the Company”) (NASDAQ: PRCH), a leading vertical software company reinventing the home services and insurance industries, today reported financial results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter 2020 and Recent Operational Highlights

•	Closed business combination with PropTech Acquisition Corporation, bringing a leading vertical software and services platform for the home to the public market.

•	Announced four strategic acquisitions (Homeowners of America, V12, PalmTech and iRoofing) that marked the Company’s ambitions in InsurTech and strengthened Porch’s rapidly expanding platform for home service companies and homeowners.

•	Expanded leadership team with key appointments, including Adam Kornick as president of Insurtech, Matthew Cullen as general counsel and secretary, Joshua Steffan as VP and group GM, Inspection and Real Estate, Andrew Beck as head of Contractor Tools SaaS, Malcolm Conner leading Porch’s Home Services group, and Manisha Patel as VP of finance.

Fourth Quarter 2020 Financial Results

Total revenue for the fourth quarter of 2020 was $19.5 million, an increase of 7% from $18.3 million in the fourth quarter of 2019. When adjusting for past divestitures by the Company, year-over-year growth was 34%, up from $14.5 million in the fourth quarter of 2019 pro forma. The increase in total revenue was driven by selling software to more companies and significantly increasing both the B2B SaaS fees and transaction revenue generated per company.

Cost of revenue as a percentage of total revenue for the fourth quarter of 2020 was 22%.

Adjusted EBITDA loss, a non-GAAP metric, for the fourth quarter of 2020 totaled $3.2 million (or -17% of total revenue), an improvement from Adjusted EBITDA loss of $9.3 million (or -51% of total revenue) in the fourth quarter of 2019, and an improvement from Adjusted EBITDA loss of $8.1 million (or -56% of total revenue) pro forma adjusted for past divestitures in the fourth quarter of 2019.

As of December 31, 2020, cash, cash equivalents, and restricted cash totaled $207.5 million.

Full Year 2020 Financial Results

Total revenue for the full year 2020 increased 28% to $73.2 million from $56.0 million in 2019 pro forma adjusted for past divestitures. 2019 as-reported total revenue included $77.6 million in revenue contribution from previously divested businesses. The $73.2 million in total revenue for 2020 exceeded the Company’s guidance of $72 million.

Cost of revenue as a percentage of total revenue for the full year 2020 was 24%, continuing to demonstrate the high margins of Porch’s vertical software platform.

Adjusted EBITDA loss, a non-GAAP metric, for the full year 2020 totaled $17.5 million (or -24% of total revenue), an improvement from Adjusted EBITDA loss of $32.0 million (or -57% of total revenue) in 2019 pro forma adjusted for past divestitures.

Fourth Quarter 2020 Key Performance Indicators (KPIs)

Software and services to companies:

•	Average number of companies increased to 11,150 from 10,800 in Q3 2020

•	Average revenue per company per month increased 32% to $583 from $450 in Q4 2019

Monetized services for consumers:

•	Number of monetized services was approximately 170,000 in Q4 2020, with Porch monetizing insurance on a per sale basis with its in-house insurance agency. This was similar volume of total monetized services in Q4 2019 when Porch was previously monetizing insurance on a per quote basis.

•	Average revenue per monetized service increased 36% to $103 in Q4 2020 from $78 in Q4 2019

Management Commentary

“The fourth quarter marked a strong finish to a successful and transformative year for Porch,” said Matt Ehrlichman, founder, chairman and CEO. “We delivered strong results for the full year 2020, highlighted by 34% revenue growth when adjusting for past divestitures and a 2x improvement in Adjusted EBITDA margin. Achieving these results in the face of a pandemic and a transformational merger is a testament to our team, our partners, our customers, and the resilience of our operating model.

“Overall, our vertical software platform with SaaS and transaction monetization is working extremely well, as evidenced by approximately 85% year-over-year revenue growth rate expected in Q1 2021. We continue to have success generating more revenue per monetized service as we focus on higher value services like insurance. After we close the Homeowners of America acquisition, which is expected to occur in Q2, we plan to expand its footprint beyond the six states it operates in today, which we expect to significantly improve our long-term growth rates and value per monetized service.

“We entered 2021 with accelerating momentum, deep competitive moats, a massive $320 billion total addressable market, and a multiple pronged growth strategy, which we expect will enable us to grow rapidly for a long period of time. We believe this is only the beginning of our journey to build a truly great and enduring company.”

Full Year 2021 Financial Outlook

Porch provides guidance based on current market conditions and expectations. The Company emphasizes that its guidance is subject to various important cautionary factors, including those referenced in the section entitled "Forward-Looking Statements" below. These factors include ongoing risks and uncertainties associated with the COVID-19 pandemic.

For the first quarter of 2021, the Company forecasted total revenue to be approximately $23 million, representing approximately 85% growth compared to total revenue in the first quarter 2020 pro forma adjusted for past divestitures.

For the full year of 2021, Porch raised its 2021 revenue outlook from $170 million to $175 million, representing 140% year-over-year revenue growth. Porch continues to expect approximately 25% of 2021 total revenue to be from B2B SaaS fees, approximately 65% of revenue from B2B2C move-related services which includes recurring insurance revenue, and approximately 10% of revenues from post-move services. Porch reiterated its 2021 guidance for contribution margin, defined as total revenue less all variable expense, of 40%, an improvement from 31% and 19% in 2020 and 2019 respectively, pro forma adjusted for past divestitures. The Company expects Adjusted EBITDA margin of -10% to -16% for the full year of 2021, which is an improvement from -24% in 2020 and -57% in 2019 pro forma adjusted for past divestitures.

Conference Call

Porch management will host a conference call today (March 30, 2021) at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). The presentation will be accompanied by a slide presentation available on the Investor Relations section of the Company’s website. A question-and-answer session will follow management’s prepared remarks.

All are invited to listen to the event by registering for the webinar here.

To access the webinar by telephone, please see below:

Or Mobile one-tap:

US: +16699006833,,83672374549# or +14086380968,,83672374549#

Or Telephone:

Dial (for higher quality, dial a number based on your current location):

US: +1 669 900 6833 or +1 408 638 0968 or +1 346 248 7799 or +1 253 215 8782 or +1 646 876 9923 or +1 301 715 8592 or +1 312 626 6799

Webinar ID: 836 7237 4549

Passcode: 031990

International numbers available: https://gatewayir.zoom.us/u/kbSf25i2nO

If you have any difficulty connecting with the conference call or webcast, please contact Porch’s investor relations team at (949) 574-3860 or PRCH@gatewayir.com.

A replay of the webinar will also be available in the Investor Relations section of Porch’s corporate website.

About Porch Group

Seattle-based Porch Group, the vertical software platform for the home, provides software and services to more than 11,150 home services companies such as home inspectors, moving companies, real estate agencies, utility companies, and warranty companies. Through these relationships and its multiple brands, Porch provides a moving concierge service to homebuyers, helping them save time and make better decisions on critical services, including insurance, moving, security, TV/internet, home repair and improvement, and more. To learn more about Porch, visit porchgroup.com or porch.com.

2020 Financial Information; Non-GAAP Financial Measures

Some of the financial information and data contained in this press release, such as Adjusted EBITDA, Adjusted EBITDA margin and contribution margin, has not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). Porch defines Adjusted EBITDA as net income (loss) plus interest expense, net, income tax expense (benefit), other expense, net, and depreciation and amortization, certain non-cash long-lived asset impairment charges, stock-based compensation expense and acquisition-related impacts, including compensation to the sellers that requires future service, amortization of intangible assets, gains (losses) recognized on changes in the value of contingent consideration arrangements, if any, gain or loss on divestures and certain transaction costs. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of total revenue. Contribution margin is defined as revenue less all variable expenses, including cost of revenue, market, and sales. See the reconciliation table below for more details regarding these non-GAAP measurements, including the reconciliation of historical non-GAAP figures to the nearest comparable GAAP measure.

Porch is not providing reconciliations of expected Adjusted EBITDA, Adjusted EBITDA margin or contribution margin for future periods to the most directly comparable measures prepared in accordance with GAAP because Porch is unable to provide these reconciliations without unreasonable effort because certain information necessary to calculate such measures on a GAAP basis is unbailable or dependent on the timing of future events outside of our control.

Porch uses these non-GAAP measures to compare Porch’s performance to that of prior periods for budgeting and planning purposes. Porch believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating projected operating results and trends in and in comparing Porch’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. Porch's method of determining these non-GAAP measures may be different from other companies' methods and, therefore, may not be comparable to those used by other companies and Porch does not recommend the sole use of these non-GAAP measures to assess its financial performance. Porch management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP.

You should review the following reconciliation of non-GAAP measures to the nearest comparable GAAP measures, and not rely on any single financial measure to evaluate Porch’s business:

	Q4 2020	Q4 2019	FY 2020	FY 2019
Net loss	$(18,060)	$(20,480)	$(51,609)	$(103,319)
Interest expense	5,311	6,851	14,734	7,134
Income tax (benefit) expense	(1,691)	82	(1,691)	96
Depreciation and amortization	1,623	1,992	6,644	7,377
Other expense, net	(4,670)	483	(2,791)	7,966
Non-cash long-lived asset impairment charge	71	1,028	611	1,534
Non-cash stock-based compensation	9,864	359	11,103	34,855
Revaluation of contingent consideration	200	(300)	1,700	(300)
Acquisition and related (income) expense	805	697	1,862	7,821
Gain on divestiture of a business	—	—	(1,442)
SPAC transaction bonus	3,350	—	3,350	—
Adjusted EBITDA (loss)	$(3,197)	$(9,288)	$(17,529)	$(36,836)
Adjusted EBITDA (loss) from Divested business	—	(1,176)	—	(4,807)
Proforma Adjusted EBITDA (loss)	$(3,197)	(8,112)	$(17,529)	(32,029)

	FY 2020	FY 2019
Revenue	$73,216	$77,595
Cost of Revenue	17,562	21,500
Revenue- Cost of Revenue	55,654	56,095
Variable Selling & Marketing and Advertising	32,661	43,942
Contribution Margin	$22,993	$12,153
Contribution Margin % of revenue	31%	16%
Proforma Contribution Margin		19%

Investor Relations Contact:

Gateway Investor Relations

Cody Slach, Matt Glover

(949) 574-3860

PRCH@gatewayir.com

Porch Group, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	2020	2019
Revenue	$73,216	$77,595
Operating expenses(1):
Cost of revenue	17,562	21,500
Selling and marketing	41,768	56,220
Product and technology	28,298	30,992
General and administrative	28,387	52,011
(Gain) loss on divestiture of businesses	(1,442)	4,994
Total operating expenses	114,573	165,717
Operating loss	(41,357)	(88,122)
Other income (expense):
Interest expense	(14,734)	(7,134)
Other income (expense), net	2,791	(7,967)
Total other income (expense)	(11,943)	(15,101)
Loss before income taxes	(53,300)	(103,223)
Income tax (benefit) expense	(1,691)	96
Net loss	$(51,609)	$(103,319)
Induced conversion of preferred stock	(17,284)	—
Net loss attributable to common stockholders	$(68,893)	$(103,319)

Net loss attributable per share to common stockholders:
Basic	$(1.90)	$(3.31)
Diluted	$(1.90)	$(3.31)

Weighted-average shares used in computing net loss attributable per share to common stockholders:
Basic	36,344,234	31,170,351
Diluted	36,344,234	31,170,351

Porch Group, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	2020	2019
Assets
Current assets
Cash and cash equivalents	$196,046	$4,179
Accounts receivable, net	4,661	4,710
Prepaid expenses and other current assets	3,891	1,285
Restricted cash	11,407	—
Total current assets	216,005	10,174
Property, equipment, and software, net	4,593	6,658
Goodwill	28,289	18,274
Intangible assets, net	15,961	9,832
Restricted cash, non-current	—	3,000
Long-term insurance commissions receivable	3,365	—
Other assets	378	530
Total assets	$268,591	$48,468

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$8,903	$4,806
Accrued expenses and other current liabilities	9,991	17,071
Accrued acquisition compensation	—	8,624
Deferred revenue	4,870	3,333
Refundable customer deposit	2,664	3,167
Current portion of long-term debt (includes $0 and $11,659 at fair value, respectively)	4,746	20,461
Total current liabilities	31,174	57,462
Long-term debt	43,237	40,659
Refundable customer deposit, non-current	529	3,107
Earnout liability, at fair value	50,442	—
Other liabilities (includes $3,549 and $6,784 at fair value, respectively)	3,798	7,219
Total liabilities	129,180	108,447
Commitments and contingencies (Note 12)
Stockholders’ equity (deficit)
Common stock, $0.0001 par value:	8	3
Authorized shares – 400,000,000 and 52,575,160
Issued and outstanding shares – 81,669,151 and 34,197,822
Additional paid-in capital	454,486	203,492
Accumulated deficit	(315,083)	(263,474)
Total stockholders’ equity (deficit)	139,411	(59,979)
Total liabilities and stockholders’ equity (deficit)	$268,591	$48,468

Porch Group, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	2020	2019
Cash flows from operating activities:
Net loss	$(51,609)	$(103,319)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	6,644	7,377
Loss on sale and impairment of long-lived assets	895	1,088
Loss (gain) on extinguishment of debt	(5,748)	483
Loss on remeasurement of debt	895	6,159
Loss (gain) on divestiture of businesses	(1,442)	4,994
Loss on remeasurement of warrants	2,584	2,090
Loss (gain) on remeasurement of contingent consideration	1,700	(300)
Stock-based compensation	11,409	35,972
Warrants issued for services	—	315
Interest expense (non-cash)	7,488	2,369
Deferred taxes	(30)	29
Other	(200)	236
Change in operating assets and liabilities, net of acquisitions and divestitures
Accounts receivable	16	(1,840)
Prepaid expenses and other current assets	(2,398)	603
Long-term insurance commissions receivable	(3,365)	—
Accounts payable	3,793	2,361
Accrued expenses and other current liabilities	(15,860)	7,704
Deferred revenue	1,868	(803)
Refundable customer deposits	(3,521)	6,122
Other	(1,788)	(978)
Net cash used in operating activities	(48,669)	(29,335)
Cash flows from investing activities:
Purchases of property and equipment	(279)	(477)
Capitalized internal use software development costs	(2,601)	(4,096)
Divestiture of businesses, net of cash disposed	—	(750)
Acquisitions, net of cash acquired	(7,791)	116
Net cash used in investing activities	(10,671)	(5,208)
Cash flows from financing activities:
Proceeds from recapitalization and PIPE financing	305,133	—
Distribution to stockholders	(30,000)	—
Transaction costs - recapitalization	(5,652)	—
Proceeds from debt issuance, net of fees	66,190	31,300
Repayments of principal and related fees	(81,640)	(202)
Proceeds from issuance of redeemable convertible preferred stock, net of fees	4,714	3,274
Repurchase of stock	(42)	—
Proceeds from exercises of stock options and warrants	911	114
Net cash provided by financing activities	259,614	34,486
Change in cash, cash equivalents, and restricted cash	$200,274	$(57)
Cash, cash equivalents, and restricted cash, beginning of period	$7,179	$7,236
Cash, cash equivalents, and restricted cash end of period	$207,453	$7,179